UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

Native American Energy Group, Inc. (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-54088 (Commission File Number)	65-0777304 (IRS Employer Identification Number)

108-18 Queens Blvd Suite 901 (Address of principal executive offices)		11375 (Zip Code)
(718) 408-2323 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Officer

Effective as of June 1, 2011, Native American Energy Group, Inc. (the “Company”) appointed Linda C. Chontos, age 56, as the Company’s Administrative Operations Officer. From March 2005 through June 2011, Ms. Chontos previously served as the President of United Consultants, Inc. (“UCI”), where she advised development stage companies on business development and administrative operations.  Ms. Chontos has advised the Company’s executives since 2005 on certain initiatives on a complimentary basis.  She is credited for introducing the Company to certain relationships within the state of Alaska and has continued to help the company cultivate and preserve certain key relationships in Alaska related to its Coal Bed Methane development initiative.

Family Relationships

There is no family relationship between Ms. Chontos and any of the other officers and directors of the Company.

Related Party Transactions

Ms. Chontos has also loaned funds to the company from time to time since 2005.

In connection with Ms. Chontos’ appointment to Administrative Operations Officer, she will initially receive a base annual salary of $57,600 per year. She will also be eligible to receive an annual performance-based bonus set at a target of 75% of base salary (but not more than 150% of base salary). She will also have the ability to participate in any future equity-based incentive plan for employees established by the Company.

The Board believes that the appointment of Ms. Chontos is beneficial to the Company because of her extensive experience and background in multi-skilled professional administrative functions. She will be involved in the planning, organizing, and implementation of the programs and promotion of the interests of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2011	NATIVE AMERICAN ENERGY GROUP, INC. By: /s/ Raj S. Nanvaan Raj S. Nanvaan Chief Financial Officer